EXHIBIT 99


                                  PRESS RELEASE

                                 MARCH 21, 2003


                                                   CONTACTS:
                                                   Russell G. Felten, DTLL, Inc.
                                                   Tel: (952) 830 1343



       DTLL, INC., F/K/A DENTAL RESOURCES, INC., ANNOUNCES SALE OF ASSETS

         Minneapolis, March 21, 2003. DTLL, Inc., f/k/a Dental Resources, Inc., Golden Valley, MN, announced the sale of substantially all of its assets to DRIA, LLC. The asset sale was consummated on March 20, 2003 after a majority of the shareholders of DTLL had approved the asset sale at a special shareholder meeting held the same day. Based on a proposed closing net asset adjustment to the purchase price, DTLL received a total of $1,190,771.88 as purchase price for its assets. DRIA as purchaser deposited an additional amount of $140,000 into escrow that serves to secure any post-closing adjustments to the purchase price and potential indemnification claims of DRIA against DTLL. The escrow will be dissolved on June 18, 2003 and the remaining amount, if any, will be paid out to DTLL.

         The majority of the Company's shareholders also approved changes to the Company's articles of incorporation. Pursuant to the amended and restated articles of incorporation filed with the Minnesota Secretary of State on March 20, 2003, the name of the Company was changed to DTLL, Inc. and its authorized capital was increased to a total of one hundred million shares, fifty million of which were designated as common stock, whereas the remaining fifty million were left undesignated. Due to the change of the Company's name, its symbol will change to "DTLI" effective Monday, March 24, 2003.

         The Company's previous executive officers left to begin their employment with DRIA; Douglas B. Murphy and Bryan Nichols also resigned as directors. The Company's board elected Russell G. Felten as Chief Executive Officer and Thomas Krosschell as Chief Financial Officer.

         DTLL was incorporated in Minnesota in 1976. It became a reporting company in 2000. DTLL's board intends to use the proceeds of the asset sale to identify a business combination transaction such as a merger with an operating company to increase shareholder value.